Exhibit 99.2

REQUEST FOR WAIVER

Capital One Financial Corporation. Dividend Reinvestment and Stock Purchase Plan

This form is to be used only by participants in the Capital One Financial Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”) who are requesting authorization from Capital One Financial Corporation (“Capital One”) to make an optional cash investment under the Plan in excess of the $10,000 monthly investment limit specified in the Plan.

This form must be completed by any participant wishing to make an optional cash investment in the Plan in excess of the $10,000 monthly maximum. In addition, a new form must be completed for each month for which the participant wishes to make an optional cash investment in excess of the $10,000 monthly maximum. This form will not be accepted by Capital One unless it is completed in its entirety. Capital One may accept or reject this request for waiver in whole or in part in its sole discretion.

The participant submitting this form hereby certifies that (a) the information contained herein is true and correct as of the date of this form and (b) the participant has received a current copy of the Prospectus relating to the Plan (the “Prospectus”).

This form should be completed and returned via fax at 1-703-720-2165, by 3:00 p.m. Eastern Time on the third business day before the first day of the pricing period for the applicable waiver period. For information regarding the discount (if any) that may be applicable to optional cash investments made pursuant to an approved request for waiver, please call 1-703-720-2218.

Capital One will notify you by telephone by 5:00 p.m. Eastern Time on the second business day before the first day of the pricing period regarding whether this request for waiver is approved and the dollar amount approved, and will provide instructions for funds transfer to Computershare Trust Company, N.A. (“Computershare”), the Plan Administrator. Once approved, Capital One will submit a copy of the signed request for waiver to Computershare via email at USCSNJSalesandSpecialProcessing@computershare.com.

Good funds on all accepted requests for waiver must be received by Computershare by 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period in order for such funds to be invested pursuant to any request for waiver.

Pricing Period Requested:	Today’s Date:
Participant Company or Individual Name:	Cash Investment Amount Requested:
Individual Authorized to Transact on Account:	Social Security Number or Tax I.D.:
Authorized Individual Signature:	Street Address:
Existing Account Number or Name as it Appears on Share Certificate (if applicable):	City: State: ZIP:
Print Name as it Should Appear on Account and/or Certificate (if applicable):	Contact Name / Contact Phone Number:
Contact E-mail Address:	Contact Fax Number:
Payment Method:
☐ Wire Transfer ☐ Other (Specify) Other payment methods must be approved by Capital One.

When paying by wire, funds should be wired to:

Financial Institution: Harris Trust and Savings Bank

Bank ABA#: 071-000-288

Bank Account Name: Computershare

Bank Account Number: 226-527-0

Reference: Waiver funds for Capital One Financial Corporation, Attn: Investment Services

Disposition of Shares (check one box):
☐ Hold all shares in my plan account ☐ DWAC full shares to DTC#	$100 fee per DWAC

REQUEST FOR WAIVER

Capital One Financial Corporation Dividend Reinvestment and Stock Purchase Plan

If the threshold price (if any) is not satisfied or there are no trades reported for a day in the pricing period, as it may be extended, the following information will be used to return the applicable portion of your optional cash investment as soon as practicable after the pricing period.
Name of Financial Institution:	Bank ABA / Routing Number:
Bank Account Name:	Bank Account Number:

Accepted by Capital One Financial Corporation
Investment Date/Pricing Period:
Optional Cash Investment Amount Approved:	By:
Method of Payment:	Name:
Applicable Discount:	Title:
Approval Date: